UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2008

San Juan Basin Royalty Trust
(Exact name of registrant as specified in the
Amended and Restated San Juan Basin Royalty Trust Indenture)

Texas (State or other jurisdiction of incorporation or organization)	1-8032 (Commission File Number)	75-6279898 (I.R.S. Employer Identification Number)

Compass Bank, Trust Department 2525 Ridgmar Boulevard, Suite 100 Fort Worth, Texas (Address of principal executive offices)	76116 (Zip Code)
Registrant’s telephone number, including area code: (866) 809-4553
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     On April 28, 2008, the San Juan Basin Royalty Trust (the “Trust”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that it has received notice from Burlington Resources Oil & Gas, L.P. (“Burlington”), the principal operator of the properties subject to the Trust’s net overriding royalty interest, of the termination of two of the three contracts for the purchase of gas produced from the properties. Burlington currently sells the gas to ChevronTexaco, Coral Energy Resources, L.P., and PNM Gas Services under contracts which permit either party to terminate on 12 months’ notice to the other. Both ChevronTexaco and Coral have elected to terminate effective as of March 31, 2009. The remaining contract with PNM has been automatically extended through March 31, 2010.
Item 8.01 Other Events.
     The Trust also announced, in the same press release, that it has filed a suit against Burlington in a cause styled San Juan Basin Royalty Trust vs. Burlington Resources Oil & Gas, L.P., No. D1329-CV-08-751, in the District Court of Sandoval County, New Mexico, 13th Judicial District. The suit alleges breach of contract and of the covenant of good faith and fair dealing in connection with an arbitration award in favor of the Trust issued in November 2005, and seeks a judgment for damages in the amount of $5,025,000, plus interest and punitive damages.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

99.1 Press release, dated April 28, 2008.
     In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K shall be deemed “furnished” and not “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS BANK, AS TRUSTEE FOR THE SAN JUAN BASIN ROYALTY TRUST (Registrant)
By:	/s/ Lee Ann Anderson
Lee Ann Anderson
Vice President and Senior Trust Officer

Date: April 29, 2008
(The Trust has no directors or executive officers.)